To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission February 28, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               OCUMED GROUP, INC.
               [Exact Name of Issuer as Specified in its Charter]

Commission File Number: 0-26955

        DELAWARE                                              22-3652650
[State of Incorporation]                               [IRS Employer Ident. No.]


                 119 HARRISON AVENUE, ROSELAND, NEW JERSEY 07068
               (Address of principal executive offices) (zip code)

    INDEPENDENT CONTRACTOR AGREEMENT BETWEEN OCUMED GROUP, INC. AND ACE MOSES
           INDEPENDENT CONTRACTOR AGREEMENT BETWEEN OCUMED GROUP, INC.
                             AND ROBERT HAMMERSTEIN
                             [Full Name of the Plan]

          MR. ALFRED R. CAGGIA, 119 HARRISON AVENUE, ROSELAND, NJ 07068
                     [Name and Address of Agent for Service]

                         Copy to: B. BRUCE FREITAG, ESQ.
      11 G BROOKSIDE HEIGHTS, WANAQUE, NEW JERSEY 07465 TEL:(973) 835-1343

Calculation of Registration Fee:

TITLE OF                        PROPOSED           PROPOSED
SECURITY         AMOUNT         MAXIMUM            MAXIMUM          AMOUNT OF
TO BE            TO BE          OFFERING PRICE     AGGREGATE        REGISTRATION
REGISTERED       REGISTERED     PER SHARE (1)      OFFERING PRICE   FEE
--------------------------------------------------------------------------------

Common           1,177,000        $0.60              $706,200          $64.97
Stock $0.0001
PAR VALUE

---------
(1) Estimated solely for the purposes of calculating the Registration Fee.

Approximate date of commencement of proposed sale to the public: AS SOON AS POSSIBLE AFTER THE REGISTRATION STATEMENT IS EFFECTIVE.



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PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. Plan Information.

Registrant (sometimes referred to herein as the "Company") has entered into business services consulting agreements with two independent consultants. The first agreement is between the Company and Ace Moses (the "Moses Agreement") of Manhasset, NY dated February 1, 2002. The second agreement is between the Company and Robert F. Hammerstein (the "Hammerstein Agreement") of New York, NY, also dated February 1, 2002. The Company is registering herein 588,500 shares of its common stock to be issued to Mr. Ace Moses and 588,500 shares of its common stock to be issued to Mr. Robert F. Hammerstein, all as more fully described herein below.

THE MOSES AGREEMENT.

Pursuant to the Moses Agreement, Mr. Moses has been engaged as a consultant on an independent contractor basis to develop for the Company an Internet web site in conjunction with the Company's new marketing program in order to allow customers to review Company products, place orders and access follow-up customer service directly via the Internet. Under this Agreement, Mr. Moses is to perform all necessary software and network design and development and assist management in establishing the site, including "trouble-shooting" and "de-bugging" services after the site is functional. Mr. Moses will also provide such other related services as may be reasonably requested by management in connection with development and implementation of this new Internet marketing service.

The Moses' Agreement is for the one-year period from February 1, 2002 through January 31, 2003. Mr. Moses has agreed to devote up to 50% of his time to the Company's Marketing Project.

As compensation for the services to be provided, Moses has agreed that in lieu of cash payment the Company shall issue to him 588,500 shares of the Company's common stock, which shares are being registered hereunder.

The terms of the Moses Agreement require the Company to prepare and file this Registration Statement on Form S-8 in order to register the above referenced shares and the shares underlying the warrants.

THE HAMMERSTEIN AGREEMENT.

Pursuant to the Hammerstein Agreement, Mr. Hammerstein has been engaged as a consultant on an independent contractor basis to develop markets and generally to represent as its agent within the United States and world wide. Mr. Hammerstein, who is a professional management consultant for products and business acquisitions, shall provide on an "as needed" basis, management advisory services, research, including market research and representative services in connection with the offer and sale and or acquisition of the Company's products and services. Mr. Hammerstein will also assist management in establishing a market for its products within its trading area and provide such additional services as may be reasonably requested by the Company.


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The Hammerstein Agreement is for the one-year period commencing February 1, 2002 through January 31, 2003. Mr. Hammerstein has agreed to devote up to 50% of his time to the Company's needs.

As compensation for the services to be provided, Mr. Hammerstein has agreed that in lieu of cash payment the Company shall issue him 588,500 shares of the Company's common stock, which shares are being registered hereunder.

The Hammerstein Agreement requires the Company to prepare and file this Registration Statement on Form S-8 in order to register the above referenced shares.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Registrant shall provide the Consultants, without charge, upon their written or oral requests, the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement. Registrant shall also provide to Consultants, without charge upon their oral or written request, all other documents required to be delivered to Consultants pursuant to Rule 428(b). All such requests shall be directed to Registrant at it principal offices at 119 Harrison Avenue, Roseland, NJ 07068, telephone (973) 226-2330.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the period ended April 30, 2001;

         (b) Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2001 and October 31, 2001;

         (c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.


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ITEM 4.  Description of Securities.

The authorized capital stock of the Company consists of 900,000,000 shares of common stock, $0.0001 par value. The holders of common stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per Share on all matters which shareholders may vote at all meetings of shareholders. All shares of common stock outstanding are fully paid for and non-assessable and all Shares that are part of this Offering, when issued, will be fully paid for and non-assessable.

Since its inception, the Company has not paid any cash dividend on its common stock and anticipates that it will not pay cash dividends in the foreseeable future.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

ITEM 5. Interest of Named Experts and Counsel.

            Not Applicable.

ITEM 6.  Indemnification of Officers and Directors.

There is no charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law Section 145, Registrant may indemnify its directors, officers and employees against liabilities, which they may incur in their capacity as such.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the By-Laws of the Company state that the indemnification provisions of Section 145 of the Delaware Corporation Code shall be utilized to the fullest extent permitted.

ITEM 7.  Exemption From Registration Claimed.

                  Not Applicable.



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ITEM 8.  Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

EXHIBIT NO.                            TITLE

         5. Opinion of B. Bruce Freitag, Esq. regarding the legality of the securities registered.

         10 (a).     Consulting Agreement with Ace Moses;

         10(b).      Consulting Agreement with Robert Hammerstein;

         24. Consent of B. Bruce Freitag, Esq., counsel to Registrant, to the use of his opinion with respect to the legality of the securities being registered hereby - included in
                     Exhibit 5.


ITEM 9.  UNDERTAKINGS.

a.       The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act;

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of Roseland, State of New Jersey on the 1st day of February, 2002.

                                                     Ocumed Group, Inc.
                                                     (Registrant)


BY: /S/ALFRED R. CAGGIA                         BY: /S/PAUL G. FILIPEK
-----------------------                         -----------------------
Alfred R. Caggia, President                        Paul G. Filipek, Chief
And Chief Executive Officer                        Financial Officer


Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES               TITLE                              DATE

/S/ALFRED R. CAGGIA      President, Chief  Executive           February 28, 2002
--------------------     Officer & Director
Alfred R. Caggia

/S/PAUL G. FILIPEK       Chief Financial Officer, Secretary    February 28, 2002
-------------------      Treasurer & Director
Paul G. Filipek





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